Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

by and among

JP ENERGY PARTNERS LP,

ARKANSAS TERMINALING AND TRADING INC.,

MICHAEL COULSON,

MARY ANN DAWKINS

AND

WHITE PROPERTIES II LIMITED PARTNERSHIP

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of November 27, 2012, by and among JP ENERGY PARTNERS LP, a Delaware limited partnership (the “Partnership”), on the one hand, and Arkansas Terminaling and Trading Inc., an Arkansas corporation (“AT&T”), Michael Coulson (“Coulson”), Mary Ann Dawkins (“Dawkins”) and White Properties II Limited Partnership (“White”). Coulson, Dawkins and White are collectively referred to as the “Coulsons” and together with AT&T as the “Purchaser.”

RECITALS

WHEREAS, on November 27, 2012, JP Energy ATT, LLC, a Delaware limited liability company (“JP ATT”) and indirect wholly owned subsidiary of the Partnership, and AT&T entered into an Asset Purchase Agreement dated as of such date (the “Purchase Agreement”) pursuant to which the Partnership is issuing to AT&T 2,061,472 Class C Common Units;

WHEREAS, to induce AT&T to enter into the Purchase Agreement and to consummate the transactions contemplated therein, the Partnership agreed to provide the registration and other rights set forth in this Agreement for the benefit of AT&T;

WHEREAS, on November 27, 2012, the Partnership and the Coulsons entered into one or more Subscription Agreements dated as of such date (the “Subscription Agreement”) pursuant to which the Partnership is issuing to the Coulsons an aggregate of 438,528 Class C Common Units; and

WHEREAS, to induce the Coulsons to enter into the Subscription Agreements and to consummate the transactions contemplated therein, the Partnership agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Coulsons.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                            Definitions. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transfer” means any transfer of Registrable Securities (and/or the rights granted to the Purchaser by the Partnership under this Agreement) from the Purchaser to an Affiliate of the Purchaser and any successive Affiliate Transfers.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

“Class A Common Units” has the meaning specified in the Partnership Agreement.

“Class B Common Units” has the meaning specified in the Partnership Agreement.

“Class C Common Units” has the meaning specified in the Partnership Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means all the Class A Common Units, the Class B Common Units, the Class C Common Units and the class of securities into which they are converted or exchanged at the time of or in connection with an IPO.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means a party to this Agreement who is the record holder of any Registrable Securities.

“IPO” means the first Underwritten Offering pursuant to a registration statement on Form S-1 that has been declared effective under the Securities Act by the Commission.

“Losses” has the meaning specified in Section 2.07(a).

“Managing Underwriter” means the book running lead manager or managers of an Underwritten Offering.

“Partnership” has the meaning specified therefor in the introductory paragraph.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of JP Energy Partners LP, dated as of June 27, 2011, as amended and/or restated from time to time.

“Person” means any individual, corporation, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Registration” has the meaning specified in Section 2.01(a).

“Preferred Units” has the meaning specified in the Partnership Agreement.

“Purchase Agreement” has the meaning specified in the recitals.

“Purchased Securities” means any Class C Common Units issued by the Partnership pursuant to the Purchase Agreement.

“Purchaser” has the meaning specified in the introductory paragraph hereto.

“Registrable Securities” means the Common Units into which the Class C Common Units shall convert at the time of or in connection with an IPO, until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified therefor in Section 2.06(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.06(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.07(a).

“Underwritten Offering” means an offering (including an offering pursuant to a shelf registration statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal.”

Section 1.02                             Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by the Partnership or one of its subsidiaries; (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (e) all Registrable Securities can be sold without restriction pursuant to Rule 144 of the Securities Act.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01                             Piggyback Registration.

(a)                                 Underwritten Offering Participation. If at any time after the closing of the IPO, the Partnership proposes to (i) file a shelf registration statement, (ii) file a registration statement, other than a shelf registration statement, in either case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, or (iii) conduct an Underwritten Offering pursuant to Section 2.02 (each a “Piggyback Registration”), then as soon as practicable but not less than 10 Business Days prior to the earlier of the commencement of such Underwritten Offering or the filing of (x) any preliminary prospectus supplement to a prospectus that includes the Registrable Securities, relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement to a prospectus that includes the Registrable Securities, relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement as the case may be, the Partnership shall give notice of such proposed Underwritten Offering to each Holder who holds at least $2 million of Registrable Securities based on purchase price under the Purchase Agreement and such notice shall offer such Holder the opportunity to include in such Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Subject to Section 2.01(b), the Partnership shall include in such Underwritten Offering all such Registrable Securities with respect to which the Partnership has received requests within five Business Days after the Partnership’s notice has been delivered in accordance with Section 3.01. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any included Registrable Securities in connection with such terminated Underwritten Offering, and (ii) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Partnership of such withdrawal up to and including the time of pricing of such offering. No such withdrawal shall affect the Partnership’s obligation to pay any and all Registration Expenses.

(b)                                 Priority of Registration in an Underwritten Offering (other than the IPO). If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units advises the Partnership in writing that the total amount of Common Units which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated as follows:

(i)                                     first to the Partnership;

(ii)                                  second, if there remains availability for additional Common Units to be included in such Underwritten Offering, allocated pro rata among the Selling Holders who owned Class A Common Units or Preferred Units prior to conversion to Common Units in connection with the IPO who have requested participation in such Underwritten Offering based on the number of Common Units requested to be included in such Underwritten Offering by such Selling Holder;

(iii)                               third, if there remains availability for additional Common Units to be included in such Underwritten Offering, allocated pro rata among the Selling Holders who owned Class C Common Units prior to conversion to Common Units in connection with the IPO who have requested participation in such Underwritten Offering based on the number of Common Units requested to be included in such Underwritten Offering by such Selling Holder; and

(iv)                              fourth, if there remains availability for additional Common Units to be included in such Underwritten Offering, to any other Persons who have been granted registration rights or are granted registration rights on or after the date of this Agreement who have requested participation in the Underwritten Offering.

Section 2.02                             Underwritten Offering.

(a)                                 IPO Participation. In connection with the registration of Common Units for sale to the public in the IPO, the Partnership shall offer the Holders as soon as practicable the opportunity to include in such IPO such number of Registrable Securities as each such Holder may request in writing; provided, however, that no such Holder shall be allowed to include in such IPO more than 20% of the Registrable Securities owned by such Holder. Subject to Section 2.02(c) and the limitations set forth in the previous sentence, the Partnership shall include in such IPO all such Registrable Securities (“Included Registrable Securities”) with respect to which the Partnership has received requests within 10 Business Days after the Partnership’s notice has been delivered in accordance with Section 3.01. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in the IPO. If, at any time after giving written notice of its intention to undertake an IPO and prior to the closing of such IPO, the Partnership shall determine for any reason not to undertake or to delay such IPO, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such IPO, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated IPO, and (ii) in the case of a determination to delay such IPO, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the IPO. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such IPO by giving written notice to the Partnership of such withdrawal up to and including the time of pricing of such offering. No such withdrawal shall affect the Partnership’s obligation to pay any and all Registration Expenses.

(b)                                 Priority of Registration in the IPO. If the Managing Underwriter or Underwriters of the IPO advises the Partnership in writing that the total amount of Common Units which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in the IPO shall be limited to the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated as follows:

(i)                                     first, to the Partnership;

(ii)                                  second, if there remains availability for additional Common Units to be included in the IPO, allocated pro rata among the Selling Holders who owned Class A Common Units, Preferred Units and Class C Common Units (subject to the limitations described in Section 2.02(a) herein) prior to conversion to Common Units in connection with the IPO who have requested participation in the IPO based on the number of Common Units requested to be included in the IPO by such Selling Holder; and

(iii)                               third, if there remains availability for additional Common Units to be included in the IPO, to any other Persons who have been granted registration rights or are granted registration rights on or after the date of this Agreement who have requested participation in the IPO.

(c)                                  Demand Right. At any time after the Partnership becomes eligible to register securities on Form S-3, any one or more Holders may request that the Partnership register under the Securities Act of 1933, as amended all or a portion of the Registrable Securities held by such requesting Holders if such Holders reasonably anticipate gross proceeds of at least $15 million when offered to the public; provided, however, that such Holders shall have such rights on only two occasions.

(d)                                 General Procedures. In connection with an Underwritten Offering, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement which contains, subject to the below limitations, such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting agreement, and furnish to the Partnership such information as the Partnership may reasonably request in writing for inclusion in the Piggyback

Registration or other registration statement contemplated by this Agreement, as the case may be. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.02, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter and such withdrawal may be made up to and including the time of pricing of the Underwritten Offering. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

(e)                                  Appointment of Underwriters. In connection with an Underwritten Offering, the Partnership shall have the sole right to appoint the Managing Underwriters.

Section 2.03                             Registration Procedures. In connection with its obligations contained in Article II, the Partnership will, as promptly as reasonably practicable:

(a)                                 if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from any registration statement contemplated by this Agreement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its commercially reasonable efforts to include such information in the prospectus;

(b)                                 furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing any registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such registration statement and the prospectus included therein and any supplements and amendments thereto as each Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(c)                                  if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by any registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as any Selling Holder or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)                                 promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of any registration statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the registration statement or any prospectus or prospectus supplement thereto;

(e)                                  immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in any registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, provided, however, that the Partnership shall not be required to specify in the written notice to the Selling Holders the nature of such event; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of any registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove such stop order, suspension, threat thereof or proceedings related thereto;

(f)                                   in the case of an Underwritten Offering under Sections 2.01 and 2.02, use its commercially reasonable efforts to furnish upon request, (i) an opinion of counsel for the Partnership in customary form dated the date of the closing of the Underwritten Offering, and (ii) a “cold comfort” letter or letters, dated the date of execution of the underwriting agreement and a letter or letters of like kind dated the date of the closing of the Underwritten Offering, in each case, signed by the independent public accountants who have certified the financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter or letters shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, such other matters as such underwriters may reasonably request;

(g)                                  furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)                                 otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act in accordance with Rule 158 thereunder (or any similar rule promulgated under the Securities Act) or otherwise;

(i)                                     make available to the appropriate representatives of the Managing Underwriter and each Selling Holder access to such information and personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Partnership need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(j)                                    cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(k)                                 provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(l)                                     use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                             if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(n)                                 enter into customary agreements and take such other actions as are reasonably requested by any Selling Holder or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

The Partnership agrees that, if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Partnership’s securities pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Selling Holder Underwriter Registration Statement”), then the Partnership will cooperate with the Selling Holders in allowing the Selling Holders to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Selling Holder’s request, the Partnership will furnish to such Selling Holder, on the date of the effectiveness of a Selling Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Selling Holder may reasonably request, (i) a letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Selling Holder, and (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder. The Partnership will also permit legal counsel to such Selling Holder to review and comment upon any such Selling Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable time period prior to their filing with the Commission and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of this Section 2.03, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.03 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

Section 2.04                             Cooperation by Holders. The Partnership shall have no obligation to include in any Piggyback Registration or in any registration statement contemplated by this Agreement Common Units of a Selling Holder who has failed to timely furnish such information which, in the opinion of counsel to the Partnership, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.05                             Restrictions on Public Sale by Holders of Registrable Securities.

(a)                                 IPO. Each Holder of Registrable Securities will be required, upon request of the Managing Underwriters in the IPO, to enter into a standard lock-up agreement covering Registrable Securities for a period of up to 180 days beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of the IPO, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the Managing Underwriters on the Partnership or the officers, directors or any other unitholder of the Partnership on whom a restriction is imposed and (ii) such lock-up agreement shall not cover any Registrable Securities included in the IPO by such Holder pursuant to Section 2.02(a).

(b)                                 Underwritten Offering. Each Holder who, along with its Affiliates, holds at least $5 million of Registrable Securities (determined by multiplying the number of Registrable Securities offered by the average of the closing price for Common Units for the ten trading days preceding the date of such notice) shall agree not to effect any public sale or distribution of the Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering that is not the IPO, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other unitholder of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.05(b) shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder pursuant to Section 2.01(a) or Section 2.02.

Section 2.06                             Expenses.

(a)                                 Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Piggyback Registration pursuant to Section 2.01 or an Underwritten Offering pursuant to Section 2.02, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and quotation system fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.07, the Partnership shall not be responsible for legal fees or other costs incurred by Holders in connection with the exercise of such Holders’ rights hereunder; provided, however, that the Partnership shall pay the reasonable fees, charges and disbursements of one firm of counsel to all Selling Holders (such firm shall be selected by a majority in interest of the Selling Holders) in an amount not to exceed $25,000. In addition, the Partnership shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

(b)                                 Expenses. The Partnership will pay all Registration Expenses in connection with a Piggyback Registration pursuant to Section 2.01 or an Underwritten Offering pursuant to Section 2.02, whether or not the applicable registration statement becomes effective or any sale is made pursuant to a Piggyback Registration or an Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder; provided, however, that the Partnership shall pay the reasonable fees, charges and disbursements of one firm of counsel to all Selling Holders (such firm shall be selected by a majority in interest of the Selling Holders) in an amount not to exceed $25,000.

Section 2.07                             Indemnification.

(a)                                 By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or any “free writing prospectus” (as defined in Rule 405 under the Securities Act), arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings within a reasonable time after such expenses are incurred and the Selling Holder Indemnified Person notifies the Partnership of such expenses; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such registration statement, any preliminary prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, its Affiliates and their respective directors and officers, and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the registration statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have under this Section 2.07 except to the extent that it has been materially prejudiced by such failure and shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.07. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party and does not contain any admission of wrongdoing or illegal activity by the indemnified party.

(d)                                 Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to the Partnership or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Partnership on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Partnership on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the

Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.08                             Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 Make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times after the effective date of the first registration statement filed by the Partnership for an offering of its securities to the general public;

(b)                                 File with the Commission in a timely manner all reports and other documents required to be filed by the Partnership under the Securities Act and the Exchange Act (at any time that it is subject to such reporting); and

(c)                                  So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, if any, filed with the Commission, and such other reports and documents filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such Registrable Securities without registration.

ARTICLE III
MISCELLANEOUS

Section 3.01                             Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by courier service or personal delivery:

(a)                                 if to the Purchaser, at the most current address or addresses given by the Purchaser to the Partnership in accordance with the provisions of this Section 3.01, which addresses initially are:

Arkansas Terminating and Trading, Inc.

2900 St. Michael Drive, 5th Floor

Texarkana, TX 75503

Attention: James H. Day

Facsimile: (903) 334-8987

Michael B. Coulson

1434 Pike Avenue

North Little Rock, AR 72114

Facsimile: (501) 376-7904

Mary Ann Dawkins

1434 Pike Avenue

North Little Rock, AR 72114

Facsimile: (501) 376-7904

White Properties II Limited Partnership
Attn: Jimmy W. White, General Partner

1434 Pike Avenue

North Little Rock, AR 72114

Facsimile: (501) 376-7904

with copies (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Attention: J. Kenneth Menges, Jr., P.C.

Facsimile: (214) 969-4343

and

Friday Eldredge & Clark LLP

400 West Capitol Avenue, Suite 2000

Little Rock, AR 72201

Attention: Price C. Gardner

Facsimile: (501) 244-5302

(b)                                 if to a permitted transferee of the Purchaser, to such Holder at the address furnished by such permitted transferee, and

(c)                                  if to the Partnership, initially at 600 East Las Colinas Blvd, Suite 2000, Irving, TX 75039; Attn: J. Patrick Barley; email: jpbarley@jpenergypartners.com, and thereafter at such other address as the Partnership shall have furnished to the Holders in accordance with the provisions of this Section 3.01.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; and when actually received, if sent by any other means. As a courtesy, notices and other communications may additionally be given by e-mail, provided that any notice or other communication given by e-mail shall not constitute notice hereunder.

Section 3.02                             Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03                             Transfer or Assignment of Registration Rights. The rights granted to the Purchaser by the Partnership under this Agreement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities so long as (a) following such transfer or assignment such transferee or assignee holds Registrable Securities representing at least $5 million of the Purchased Securities sold pursuant to the terms of the Purchase Agreement, or (b) any transferee or assignee of such Registrable Securities is already a party to this Agreement; provided that in any case, (x) the Partnership is given written notice to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (y) each such transferee assumes in writing responsibility for its portion of the obligations of the Purchaser under this Agreement (unless it is already a party to this Agreement); and provided further, that the requirements in this Section 3.03(a) and 3.03(b) shall not apply to an Affiliate Transfer.

Section 3.04                             Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.05                             Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Common Units or other equity interests in the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, including any Common Units or other equity securities that may be issued in exchange for Registrable Securities in connection with any merger, consolidation or other business combination involving the Partnership or any of its subsidiaries, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.06                             Change of Control. The Partnership shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Common Units or other equity securities issued pursuant to such merger, consolidation or combination.

Section 3.07                             Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief, including specific performance, in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.08                             Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.09                             Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.10                             Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

Section 3.11                             Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.12                             Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.13                             Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder, relative to any other Holder, without the consent of such Holder.

Section 3.14                             No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARTNERSHIP

JP ENERGY PARTNERS LP

By:	JP ENERGY GP II LLC,
its General Partner

By:	/s/ Todd Whitbeck
Name: Todd Whitbeck
Title: Chief Financial Officer

Signature Page to Registration Rights Agreement

PURCHASER

ARKANSAS TERMINALING AND TRADING INC.

By:	/s/ Greg Arnold
Name:	Greg Arnold
Title:	President

/s/ Michael Coulson
Name: Michael Coulson

/s/ Mary Ann Dawkins
Name: Mary Ann Dawkins

WHITE PROPERTIES II LIMITED PARTNERSHIP

By:	/s/ Jimmy W. White
Name:
Title:

Signature Page to Registration Rights Agreement